Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports Second Quarter 2015 Financial Results

Brisbane, CA —August 10, 2015—CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients, today reported financial results for the second quarter ended June 30, 2015.

Recent highlights:

•	Record volume of more than 3,250 AlloMap diagnostic tests administered and processed, with a continued high reimbursement of rate of 80%.

•	Total revenues for the second quarter of $7.1 million, a year-over-year increase of 5%.

•	Outcomes AlloMap Registry (OAR) study, which is building additional clinical evidence for the use of AlloMap as a surveillance solution in heart transplant patients, received 1,700 samples from 548 patients in 20 centers as of June 30, 2015. The well annotated samples collected in this biobank provide a platform for scientific analysis in the future.

•	D-OAR, the cell free-DNA addition to the OAR study, received 252 samples from 135 patients enrolled in 13 centers as of June 30, 2015. The number of samples collected and patients enrolled each nearly doubled in the quarter and continued to provide important information for the development of the Company’s cell-free DNA (cfDNA) solutions.

•	DART 1, a multi-center kidney transplant study using cfDNA, was initiated, and six leading medical centers are currently enrolling patients. The Company continues to spearhead the development of clinical sequencing technology in post-transplant management.

•	Additional management strength was added to the sales and marketing organization and several new programs have been implemented to connect the clinical benefits of AlloMap with the patient need for surveillance post-transplant.

•	Collaborations were established to facilitate the product commercialization of cfDNA for use in organ transplant surveillance. Horizon Discovery Group provides cfDNA reference standards and DNAnexus’ cloud genomics platform facilitates development and availability of a cfDNA surveillance solution.

“I am delighted by the progress we made throughout the first half of this year as we move towards advancing our mission to improve patient outcomes in transplant care. Demonstrating the utility of cell-free DNA as a biomarker in organ transplantation is core to our efforts. We continued to execute on the clinical milestones we established earlier this year and remain on track for availability of our first cfDNA assay in our CLIA lab by the end of this year,” said Peter Maag, PhD, Chief Executive Officer of CareDx. “Recently, we began shaping a unique ecosystem through collaborations with key partners that are defining the path forward in the application of next-generation sequencing in transplantation. We are also implementing important upgrades to our organization that build a platform for future growth.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2015 increased 5% to $7.1 million, from $6.8 million in the same period in 2014.

For the second quarter of 2015, net loss was $3.2 million compared to net income of $0.9 million in the second quarter of 2014. The loss in the second quarter of 2015 is due to increased spending for research and development on a cell-free DNA product and increased marketing and related expenditures.

Basic and diluted net loss per share each were $0.27 in the second quarter of 2015, compared to basic and diluted earnings per share of $0.87 and $0.13 in the second quarter of 2014. The 2014 quarter benefited from a one-time tax benefit of $1.5 million resulting from an acquisition and from a lower, pre-IPO diluted share count of 6.9 million vs. the 11.8 million outstanding in the 2015 second quarter.

Cash and cash equivalents were $36.9 million as of June 30, 2015 compared to $39.0 million as of March 31, 2015.

2015 Guidance

CareDx confirmed revenue for the full year of 2015 is expected to be in the range of $28 to $30 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 72840841. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning August 10, 2015 at 4:30pm PT/7:30pm ET through midnight on August 11, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 72840841. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for post-transplant monitoring of other solid organs that use a variety of technologies, including next generation sequencing to detect donor-derived cell-free DNA to monitor the health of organs after transplantation. The Company is currently investigating a research use only donor-derived cell-free DNA-based test for heart transplant recipients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, and risks of increased competition from other market participants, many of whom have substantially greater resources than us. These factors, together with those that are described in greater detail in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by us with the SEC on March 31, 2015, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the most recent reporting period are not necessarily indicative of our operating results for any future periods.

CareDx, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March		Six Months Ended March 31,
	2015	2014	2015	2014
Revenue:
Testing revenue	$7,044	$6,710	$14,139	$12,544
Collaboration and license revenue	85	66	205	156

Total revenue	7,129	6,776	14,344	12,700

Operating expenses:
Cost of testing	2,508	2,403	5,218	4,565
Research and development	2,510	792	3,931	1,512
Sales and marketing	2,526	1,610	4,549	3,084
General and administrative	2,329	2,316	5,034	4,111
Change in estimated fair value of contingent consideration	142	0	(111)	0

Total operating expenses	10,015	7,121	18,621	13,272

Loss from operations	(2,886)	(345)	(4,277)	(572)

Interest expense, net	(256)	(644)	(1,083)	(1,192)
Other expense (income), net	(43)	366	(97)	(163)

Loss before income taxes	(3,185)	(623)	(5,457)	(1,927)

Income tax benefit	0	1,500	0	1,500

Net (loss) income	($3,185)	$877	($5,457)	($427)

Net (loss) income per share:
Basic	($0.27)	$0.87	($0.46)	($0.42)

Diluted	($0.27)	$0.13	($0.46)	($0.42)

Shares used to compute net (loss) income per share:
Basic	11,835,405	1,013,128	11,824,993	1,012,769

Diluted	11,835,405	6,939,568	11,824,993	1,012,769

CareDx, Inc.

Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,894	$36,431
Accounts receivable	$1,706	$2,687
Inventory	$731	$686
Prepaid and other assets	$674	$542

Total current assets	40,005	40,346

Property and equipment, net	2,559	1,968
Intangible assets, net	6,650	6,650
Goodwill	12,005	12,005
Restricted cash	147	147
Other noncurrent assets	0	25

Total assets	$61,366	$61,141

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,203	$1,128
Accrued payroll liabilities	2,051	1,684
Accrued and other liabilities	1,840	1,616
Accrued royalties	268	241
Deferred revenue	500	505
Current portion of long-term debt	2,380	5,961

Total current liabilities	8,242	11,135

Deferred rent, net of current portion	1,554	1,684
Deferred revenue, net of current portion	417	471
Long-term debt, net of current portion	13,389	5,451
Contingent consideration	963	1,074
Other Liabilities	28	28

Total liabilities	24,593	19,843

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	201,595	200,661
Accumulated deficit	(164,834)	(159,375)

Total stockholders’ equity	36,773	41,298

Total liabilities and stockholders’ equity	$61,366	$61,141

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com